FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

   FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES FINANCIAL
         RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005

FOR IMMEDIATE RELEASE - Boston, Massachusetts- November 14, 2005 First Union Real Estate Equity and Mortgage Investments (NYSE:FUR), a real estate investment trust, announced today the operating results for the third quarter ended September 30, 2005.

Highlights of the Quarter included:

      o Excluding the accrual of income related to the Peachtree Mall settlement of $11,000,000, income from continuing operations was $5,273,000 for the nine months ended September 30, 2005 compared to income from continuing operations of $263,000, which excludes insurance recoveries, for the same period during 2004.

      o Excluding the 2005 Peachtree Mall settlement and the 2004 insurance recoveries, net income from continuing operations increased for the three months ended September 30, 2005 to $2,232,000 from $965,000 for the three months ended September 30, 2004.

      o Entered into an agreement on August 5, 2005 to acquire $50,000,000 in newly issued common shares of Newkirk Realty Trust, Inc., a newly formed real estate investment trust and agreed to receive $20,000,000 in common shares of Newkirk Realty Trust, Inc. in exchange for a release of management's exclusivity as it relates to net leased properties.

      o Received notice of appropriated funding from the State of California in the aggregate amount of $11,000,000 representing full settlement of all claims against the State with respect to the loss incurred from the Peachtree Mall flood in 1986

      o Entered into a settlement agreement on September 9, 2005 with Sizeler Property Investors, Inc., whereby all litigation between us was dismissed, we received reimbursement of $375,000 for expenses and Michael Ashner, our Chief Executive Officer was appointed to the Board of Directors of Sizeler Property Investors, Inc.

      o Made a first mortgage loan on a property located in Northbrook, Illinois beneficially owned by an affiliate of Marc Realty in the aggregate amount of $3,500,000.

Financial results for the three and nine months ended September 30, 2005 and 2004 are as follows:

(in thousands, except per-share data)      For the Three Months Ended         For the Nine Months Ended
                                                  September 30,                      September 30,
                                             2005             2004              2005             2004
                                           --------------------------         -------------------------
Revenues                                    $ 8,770          $ 2,594           $22,848          $ 4,280
                                            =======          =======           =======          =======

Income from continuing operations           $13,232          $ 2,209           $16,273          $ 1,507
Income (loss) from discontinued
operations                                       24             (491)              546           20,451
                                            -------          -------           -------          -------

Net income                                  $13,256          $ 1,718           $16,819          $21,958
                                            =======          =======           =======          =======
Net income applicable to Common
         Shares of Beneficial Interest      $11,115          $ 1,202           $11,641          $20,410
                                            =======          =======           =======          =======

Per Share - Basic and Diluted:
Income from continuing operations, net
of preferred dividends                      $  0.35          $  0.05           $  0.35          $  0.00

(Loss) income from discontinued
operations                                     0.00            (0.02)             0.02             0.66
                                            -------          -------           -------          -------
Net income applicable to Common

         Shares of Beneficial Interest      $  0.35          $  0.03           $  0.37          $  0.66
                                            =======          =======           =======          =======

Net income for the nine months ended September 30, 2005 was $16,819,000 as compared to net income of $21,958,000 for the nine months ended September 30, 2004. The primary reason for the decrease in net income was a decrease in income from discontinued operations of $19,905,000, of which $19,268,000 resulted from a gain on sale of Park Plaza Mall. Partially offsetting the decrease in net income is other income of $11,000,000 representing the accrual of a legal settlement with the State of California for the Peachtree Mall flood.

Revenues increased to $22,848,000 for the nine months ended September 30, 2005 from $4,280,000 for the same period in 2004. This was primarily due to an increase in rental revenue of $16,976,000 to $18,076,000 for the nine months ended September 30, 2005 from $1,100,000 for the nine months ended September 30, 2004. The increase was primarily due to the acquisition of the triple net leased properties which generated revenue of $16,966,000.

Net income for the three months ended September 30, 2005 was $13,256,000 as compared to net income of $1,718,000 for the three months ended September 30, 2004. The primary reason for the increase in net income was due to an increase in rental revenues of $5,966,000 and other income of $11,000,000, offset by increases in interest expense of $4,490,000 and depreciation and amortization expense of $1,696,000.

Rental income increased by $5,966,000 to $6,323,000 for the three months ended September 30, 2005 from $357,000 for the three months ended September 30, 2004. The increase was primarily due to the acquisition of the triple net leased properties which generated $5,927,000 of revenue.

Further details regarding the Company's results of operations, properties and tenants are available in the Company's Form 10-Q for the quarterly period ended September 30, 2005 as filed with the Securities and Exchange Commission which can be accessed at the Company's website www.firstunion-reit.net or at the Securities and Exchange Commission website www.sec.gov.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.